                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to its officers for the years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                                          ----------------------------------   --------------------------
                                                              OTHER ANNUAL                   ALL OTHER
            NAME AND                      SALARY    BONUS    COMPENSATION(1)   OPTIONS/   COMPENSATION(2)
       PRINCIPAL POSITION           YEAR    ($)      ($)           ($)         SARS (#)         ($)
       ------------------           ----  ------    -----    ---------------   --------   ---------------
R. Nim Evatt.....................   1997  206,772       --         --               --         2,375
Chief Executive                     1996  194,500       --         --           25,000         2,375
Officer; President                  1995  180,153       --         --           55,000         2,310

Daniel G. Clare..................   1997  140,000       --         --           10,000         1,842
Chief Financial Officer;            1996  131,176       --         --           15,000         1,767
Vice President                      1995   90,600       --         --           25,000           486

-------------------
(1) Would include perquisites and other personal benefits paid for by the Company, such as automobile payments, long-term disability and life insurance premiums and relocation expenses. The value of such personal benefits for each of the named executive officers was less than the minimum required to be reported, the lesser of $50,000 or 10% of annual salary and bonus.

(2) Represents allocations to accounts of executive officers under the Company's Retirement Savings Plan, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). Employees of the Company who have completed at least one-half year of service with the Company are eligible to make contributions to the 401(k) Plan on a pre-tax basis in accordance with certain limitations set forth in the 401(k) Plan or defined in the Code. The Company matches 25% of each employee's pre-tax contributions, up to a maximum matching contribution of 1.5% of such participant's annual compensation. The pre-tax contributions by participants and the earnings thereon are at all times fully vested. The Company's contribution vests to the employee at a rate of 50% for each year of service with the Company. A participant's vested benefit under the 401(k) Plan may be distributed to the participant upon his retirement, death, disability or termination of employment or upon reaching age 59 1/2.

     The following table presents information concerning stock options granted to the named executive officers in 1997:

                           OPTION/SAR GRANTS IN 1997

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                                                                                       OF STOCK APPRECIATION FOR
                                 INDIVIDUAL GRANTS                                            OPTION TERM
-------------------------------------------------------------------------------------   --------------------------
                            NUMBER OF       % OF TOTAL
                            SECURITIES     OPTIONS/SARS
                            UNDERLYING      GRANTED TO      EXERCISE OR
                           OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                       GRANTED (#)      FISCAL YEAR       ($/SH)         DATE       5% ($)           10% ($)
-----                       ------------    ------------     -----------   ----------    ------           -------
Daniel G. Clare.........      10,000(1)           7%          $2.750        5/13/07    $17,295          $ 43,828

-------------------
(1) Options under this grant vest over four years on the annual anniversary of the option grant date in increments of 25% of total shares granted. These options expire May, 2007.

     The following table presents information concerning the exercise of stock options by any of the named executive officers during 1997 and stock option values for unexercised stock options held by each of the named executive officers as of the end of 1997:

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR END OPTION VALUES

                                                                   NUMBER OF
                               NUMBER OF                      UNEXERCISED OPTIONS          VALUE OF IN-THE-MONEY
                                SHARES                            AT YEAR END            OPTIONS/SARS AT YEAR END
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----                          -----------   -----------   -----------   -------------   -----------   -------------
R. Nim Evatt...............         --             --       265,500        29,500        $ 96,135        $     0
Daniel G. Clare............         --             --        16,250        33,750        $      0        $ 4,370

-------------------
(1) Represents the product of the number of shares acquired on exercise, multiplied by the difference between (i) the per share fair market value of the Common Stock on the date of exercise and (ii) the exercise price per share.

  Employment Agreements

     The Company has an employment agreement with Mr. Evatt dated April 1, 1991. Mr. Evatt is employed at will under his agreement and, if terminated without cause, is entitled to one-half of his then current base salary for a period of two years from the time notice is given, reduced by any period during which the agreement's noncompetition provision, which runs for two years after employment terminates, is violated. The Company entered into an employment agreement with Mr. Leon, dated December 28, 1995, which provides for, in effect, a phased-in retirement for the former executive officer with a gradual reduction of time commitments and responsibilities, as well as compensation, over the term of the agreement. Mr. Leon's agreement has a three year term from January 1, 1996 through December 31, 1998 and includes covenants not to compete during the term.

  Board of Directors

     With regard to compensation for the Board of Directors, employee directors are not compensated for their services as members of the Board. Compensation of outside directors is determined by action of the Compensation and Benefits Committee or the whole Board after receiving the recommendations of the Chief Executive Officer. Currently, non-employee directors are paid $1,250 per meeting attended. Each non-employee director has been granted an option to purchase 10,000 shares of Common Stock on the later to occur of October 1, 1993 and the date that such director is first elected to the Board. In addition, each non-employee director is entitled to receive an annual grant of a stock option under the Company's 1992 Stock Option Plan to purchase 2,500 shares of Common Stock, such option to be granted, priced and fully vested on the date that is the anniversary of the commencement of such director's service. The exercise price of option grants is set at the NASDAQ closing price on the day prior to the date of grant.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") is charged with reviewing and approving the Company's compensation objectives, practices and policies for all employees, setting the specific compensation for the Chief Executive Officer and other executive officers of the Company and making determinations with respect to the granting of stock options under the Company's 1992 Stock Option Plan, including the relevant terms thereof. The current members of the Committee are Messrs. Evatt, Defieux, Rosener, and Wells, except with respect to the grant of stock options to executive officers, in which case the members are Messrs. Defieux and Wells alone. Mr. Evatt is the Company's President, Chief Executive Officer and Chairman of the Board, and Messrs. Defieux, Rosener, and Wells are non-employee directors of the Company.

     For the fiscal year ended December 31, 1997, the Committee continued to implement compensation policies, plans and programs that were developed during 1995 which align the financial interests of the Company's senior management, in their management capacities, with those of its shareholders. The Committee believes that (1) executive compensation should be meaningfully related to the performance of the Company and the value created for shareholders; (2) compensation programs should support both short and long-term goals and objectives of the Company; (3) compensation programs should reward individuals for outstanding contributions to the Company's success; and (4) short and long-term compensation policies play a significant role in attracting and retaining well qualified executives.

     In setting annual compensation for executive officers, the Committee reviews a number of criteria relating to the performance of the Company generally and of each executive officer specifically (other than the Chief Executive Officer) during the prior fiscal year and evaluates its expectation as to each such individual's future contributions to the Company. With respect to the Chief Executive Officer, such review is conducted by the three non-employee directors of the Company who serve on the Committee.

     The salaries of the executive officers for 1997 were based on an evaluation of individual job performance and the performance of the Company as a whole. In making its decision on salary levels, the Committee did not use any predetermined formula or assign any particular weight to any individual criteria. The Committee also has discretion to pay bonus compensation, although there is no formalized incentive payment plan or program and no annual bonuses were paid to executive officers for 1997.

     The Committee believes that it is essential for executives, as well as other employees, of the Company, to own significant amounts of Common Stock, through the granting of stock options which generally vest over a four year period, thereby better aligning the long-term interest of executives with that of the Company's shareholders. The Compensation and Benefits Committee believes that stock options provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation and enhancing their performance in attaining long-term Company objectives. The Committee believes that such modification will further align the long-term interest of the Company's executives and other employees to that of the Company's shareholders. The Company also uses initial option grants to induce qualified senior management candidates to accept offers of employment.

     Beginning in 1994, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation in excess of $1 million paid to the Company's Chief Executive Officer and to any of the other four highest-paid executive officers unless such compensation qualifies as "performance-based," as defined in Section 162(m) and the regulations thereunder. The Company is assessing, and generally will seek to implement steps to eliminate or minimize, the impact of this provision on its compensation plans and policies and to assure future deductibility of senior executive compensation, to the extent that so qualifying does not compromise the Committee's flexibility in designing effective, competitive compensation plans and is not inconsistent with the Company's fundamental compensation policies. The effect of Section 162(m) did not limit the deductibility of any compensation paid to any of the "covered employees" of the Company between 1994 to 1997.

                                 R. Nim Evatt
                                 Richard J. Defieux
                                 James D. Rosener
                                 Stephen A. Wells

     The above Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                 COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation and Benefits Committee of the Board of Directors currently consists of R. Nim Evatt, Richard J. Defieux, Stephen A. Wells and James D. Rosener. Mr. Evatt is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Defieux is an affiliate of one of the two venture capital funds that together were controlling shareholders of the Company prior to its initial public offering, each of which had a right to designate one board member at such time, which right terminated upon the closing of the initial public offering. See also "Certain Transactions."

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total return (assuming $100 invested at the opening of the market on March 31, 1993, the date that the Company's Common Stock began trading on the Nasdaq National Market, and the reinvestment of dividends paid during the period) of the Common Stock with the Nasdaq Stock Market -- U.S. Companies Index and the Nasdaq Stock Market-Laboratory Apparatus and Analytical, Optical, Measuring and Controlling Instruments Index (SIC Code
382). The Company does not make nor endorse any predictions as to future stock performance.

In the printed version of this document, a line graph appears which depicts the following plot points.



         Liberty Technologies, Inc.  Nasdaq Stock Market    NASDAQ Stocks (Peer)
         -------------------------   -------------------    --------------------
03/31/93        100                     100                       100
12/31/93        104.11                  112.678                   107.158
12/30/94         41.096                 110.14                    119.105
12/29/95         54.795                 155.767                   174.02
12/31/96         35.616                 191.587                   243.751
12/31/97         25.342                 235.157                   278.589


     The graph set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

     James D. Rosener, a director of the Company who has been nominated for reelection to the Board, is a partner of the law firm of Pepper Hamilton LLP, which is general counsel to and provides various legal services for the Company.

                                    AUDITORS
                                (PROPOSAL NO. 2)

     Arthur Andersen LLP have been the Company's auditors since 1992. Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP to be the independent auditors of the Company for the year ending December 31, 1998. It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to questions and, if they desire, to make a statement. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

                           PROPOSALS OF SHAREHOLDERS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1999 Annual Meeting of Shareholders must be submitted by a shareholder to the Company's Secretary prior to December 29, 1998 in a form that complies with applicable regulations.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance thereof files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained by mail from the Public Reference Section of the Commission, at prescribed rates.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

                                         By Order of the Board of Directors


                                         /s/ JAMES D. ROSENER
                                         -----------------------------
                                            JAMES D. ROSENER
                                                Secretary